Exhibit 99.1

Investor Relations

(212) 479-3150

New Residential Announces Preliminary Second Quarter 2015 Results

Core Earnings Per Share Expected to be in the Range of $0.43 to $0.47

GAAP Earnings Per Share Expected to be in the Range of $0.35 to $0.39

NEW YORK – (BUSINESS WIRE) – August 6, 2015 – New Residential Investment Corp. (NYSE:NRZ, “New Residential” or the “Company”) announced today preliminary results for the second quarter ended June 30, 2015.

Core earnings for the second quarter 2015 are expected to be in the range of $0.43 to $0.47 per share. GAAP earnings for the second quarter 2015 are expected to be in the range of $0.35 to $0.39 per share.

Michael Nierenberg, Chief Executive Officer of New Residential commented, “In light of our recent acquisition of HLSS, the Company rescheduled its earnings to Monday, August 10, 2015.”

“In the second quarter, we continued to execute on our core strategy and we look forward to reporting our results and updating our shareholders on Monday.”

EARNINGS RELEASE & CONFERENCE CALL

New Residential will release its second quarter financial results on Monday, August 10, 2015 prior to the opening of the New York Stock Exchange. Management will host a conference call on Monday, August 10, 2015 at 8:00AM Eastern Time. A copy of the earnings release will be posted to the Investor Relations section of New Residential’s website, www.newresi.com.

All interested parties are welcome to participate on the live call. The conference call may be accessed by dialing 1-866-393-1506 (from within the U.S.) or 1-706-634-0623 (from outside of the U.S.) ten minutes prior to the scheduled start of the call; please reference “New Residential Second Quarter 2015 Earnings Call.”

A simultaneous webcast of the conference call will be available to the public on a listen-only basis at www.newresi.com. Please allow extra time prior to the call to visit the website and download any necessary software required to listen to the internet broadcast.

A telephonic replay of the conference call will also be available two hours following the call’s completion through 11:59 P.M. Eastern Time on Monday, August 24, 2015 by dialing 1-855-859-2056 (from within the U.S.) or 1-404-537-3406 (from outside of the U.S.); please reference access code “92001878.”

NOTE REGARDING CORE EARNINGS

The Company has four primary variables that impact its operating performance: (i) the current yield earned on its investments, (ii) the interest expense incurred under the debt incurred to finance its investments, (iii) operating expenses and (iv) realized and unrealized gain or losses, including any impairment and deferred tax, on its investments. “Core earnings” is a non-GAAP measure of its operating performance excluding the fourth variable above and adjusting the earnings from the consumer loan investment to a level yield basis. It is used by management to gauge current performance without taking into account: (i) realized and unrealized gains and losses, which although they represent a part of its recurring operations, are subject to significant variability and are only a potential indicator of future economic performance; (ii) incentive compensation paid to its Manager; (iii) noncapitalized transaction-related expenses; and (iv) deferred taxes, which are not representative of current operations.

Management believes that the adjustments to compute “core earnings” specified above allow investors and analysts to readily identify the operating performance of the assets that form the core of its activity, assist in comparing the core operating results between periods, and enable investors to evaluate the Company’s current performance using the same measure that management uses to operate the business.

Management has prepared and provided ranges, rather than specific amounts, for the results described above and, as a result the Company’s final results may vary from such estimates.

	Low	High
Net income (loss) attributable to common stockholders	$0.35	$0.39
Impairment	$0.02	$0.03
Other Income Adjustments:
Other Income	$(0.14)	$(0.22)
Other Income attributable to non-controlling interests	$(0.01)	$(0.02)

Total Other Income Adjustments	$(0.15)	$(0.24)

Deferred taxes	$0.05	$0.08
Incentive compensation to affiliate	$0.01	$0.01
Non-capitalized deal inception costs	$0.04	$0.06
Interest income on residential mortgage laons, held-for-sale	$0.01	$0.02
Core earnings of equity method investees:
Excess mortgage servicing rights	$0.03	$0.02
Consumer loans	$0.07	$0.10

Core Earnings	$0.43	$0.47

*	GAAP Reconciliation of Core Earnings across the low and high GAAP earnings ranges was calculated based on a pro-rata allocation of the expected base case difference between GAAP and Core earnings.

ABOUT NEW RESIDENTIAL

New Residential focuses on opportunistically investing in, and actively managing, investments related to residential real estate. The Company primarily targets investments in mortgage servicing related assets and other related opportunistic investments. New Residential is organized and conducts its operations to qualify as a real estate investment trust (“REIT”) for federal income tax purposes. The Company is managed by an affiliate of Fortress Investment Group LLC (NYSE: FIG), a global investment management firm.

Source: New Residential Investment Corp.

Investor Relations, 212-479-3150